Exhibit 99.1

For Immediate Release

For More Information:	For Investors
Dawn Sullivan or Lisa Astor	David K. Waldman
Schwartz Communications	Lippert/Heilshorn & Associates
781-684-0770	(212) 838-3777
oasys@schwartz-pr.com	dwaldman@lhai.com

OASYS MOBILE, INC. CHANGES TICKER TO REFLECT
NEW NAME AND LAUNCH OF MOBILE LIFESTYLE PORTAL

Raleigh, N.C.-February 6, 2006 -Oasys Mobile, Inc. (OTCBB: SMMU), a leading provider of premium mobile media content, products and services, today announced that effectively immediately the company’s common stock will begin trading under the new ticker symbol “OYSM.” The company’s common shares will continue to trade on the Over-the-Counter Bulletin Board.

Gary Ban, CEO of Oasys Mobile, stated, “Our recent name change and new ticker symbol reflect the brand appeal of OasysMobile.com, our new mobile lifestyle portal, which enables us to effectively target younger consumers. The youth market is an attractive and growing segment, as evidenced by the fact teens and college-aged kids are the biggest purchasers of mobile content. The new direct-to-consumer strategy also complements our traditional distribution channels, given our strong competitive advantage with 97% domestic carrier penetration and exclusive relationships with many of the leading content providers.”

To begin managing your mobile lifestyle today, visit www.oasysmobile.com.

About Oasys Mobile, Inc.
Oasys Mobile, Inc. (formerly Summus, Inc.) is a leading provider of premium mobile media content, products and services distributed through OasysMobile.com and top-tier wireless carriers in the U.S. and abroad. Oasys Mobile is uniquely positioned to give consumers the ability to manage their mobile lifestyle by delivering a breadth of offerings including OasysMobile.com, a leading-edge mobile lifestyle portal that is changing the way teens and young adults buy, own, and keep their mobile content. Oasys Mobile also develops, publishes and distributes more than 30 branded mobile applications in all major categories, from personalization and games to photo-messaging and entertainment. The Oasys Mobile white label services give carriers and content companies access to an exciting new venue which will extend their mobile offerings off-deck and reach new customers.

Whether it’s OasysMobile.com, the branded mobile products, or the white-label service offerings, Oasys Mobile is Wireless Refreshment.

This press release contains forward-looking statements that involve risks and uncertainties concerning Oasys Mobile’s business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results is included in Oasys Mobile’s annual report on Form 10-K for the year ended December 31, 2004, and in reports subsequently filed by Oasys Mobile with the Securities and Exchange Commission (“SEC”). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Oasys Mobile’s web site at www.oasysmobileinc.com. Oasys Mobile hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

All trademarks and/or registered trademarks are the property of their respective owners.

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